Exhibit 14.1

                                  iVoice, Inc.
                       Code of Business Conduct and Ethics
                                       for
                            Senior Corporate Officers
                           (Effective March 29, 2004)

Introduction

This Code of Ethics (the "Code") embodies the commitment of iVoice, Inc. and our subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All of our officers who hold the positions of Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller ("Covered Parties") are expected to adhere to the principles and procedures set forth in this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, sections A, B, C, D, E, F, G, H and I of this Code shall be our code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code is separate and apart from, and in addition to, any other policies our company may have in effect, from time to time, relating to our employees, officers and Board of Directors.

A. Code Compliance and Reporting

The Covered Parties should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Covered Party who becomes aware of any existing or potential violation of this Code should promptly notify the Audit Committee of our Board of Directors or, if we do not have an Audit Committee, each member of our Board of Directors (see Exhibit A attached hereto for contact information) (we refer to such contacts as the "Appropriate Ethics Contact"). We will take such disciplinary or preventive action as we deem appropriate to address any existing or potential violation of this Code brought to our attention. Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contact.

B. Personal Conflicts of Interest and Related Party Transactions

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the company. In particular, a Covered Party must never use or attempt to use his or her position at the company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity, use of corporate property, information or opportunity. Service to the company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.

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To ensure good faith negotiation, fair dealing and stockholder value, the company has adopted a policy relating to related party transactions. To this end, any and all transactions contemplated to be entered into between the company and any Related Person, Related Entity or Family Member (each as defined below) must be on terms that are commercially reasonable and no less favorable to the company as the company could obtain from unrelated third parties and such terms must be approved by a majority of the disinterested members of the Board of Directors. For purposes of this policy, the term (i) "Related Person" shall mean any officer, director or holder of more than 5% of the outstanding voting stock of the company or any subsidiary thereof, (ii) "Related Entity" shall mean any corporation, partnership, limited liability company, association or other entity in which a Related Person is an officer, director, manager or holder of more than 5% of the outstanding voting interests thereof, and (iii) "Family Member" shall mean the Related Person's spouse, any other natural person who is related to the Related Person or his or her spouse to the second degree and any other natural person who resides with the Related Person.

Any Covered Party who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or any related party transaction should discuss the matter promptly with the Appropriate Ethics Contact.


C. Public Disclosure, Confidentiality and Dissemination of Information

It is company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, and/or included on our website, be full, fair, accurate, timely and understandable. All Covered Parties who are involved in the company's disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

It is also company policy that all Covered Parties must maintain, as a condition to their employment, the confidentiality of confidential information entrusted to them by the company or its suppliers and customers, except when disclosure is explicitly authorized or required by laws or regulations or approved by our Board of Directors. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

It is very important that the information disseminated about the company be both accurate, consistent and appropriate within the regulatory framework in which the company must operate. For this reason, the company has instituted a policy which requires all dissemination of non-public information relating to the company be approved by the Company's Board of Directors. The Board of Directors approval process for the dissemination of information in each instance will include the following determinations: the circumstance giving rise to the need

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or desirability to disseminate information, who will be authorized to disseminate the information, whether any conditions, limitations or restrictions will be placed on the recipient of the non-public information, and what information may be disseminated. Additionally, the dissemination of any information (public or non-public) in extraordinary/non-routine transactions and situations must be authorized by the Board of Directors, and the same standards and procedure relating to the dissemination of non-public information will apply. Examples of such extraordinary/non-routine transaction or situations include, among other things, capital raising transactions (issuances of common stock, convertible or non-convertible preferred stock, warrants and other equity securities, convertible or non-convertible debt, lines of credit and any combination thereof), mergers, acquisitions and sales or dispositions of material assets or equity in subsidiaries or other companies, discussions with analysts and/or public and private securities offerings or sales by the Company or its security-holders.

D. Compliance with Laws, Rules and Regulations

It is company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by those laws, rules and regulations. If a Covered Party is not aware or familiar with the laws, rules or regulations that apply specifically to our business, they must request that the Appropriate Ethics Contact provide such information.

Generally, it is both illegal and against company policy for any Covered Party who is aware of material nonpublic information relating to the company, any of the company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

More detailed rules governing the trading of securities by a Covered Party are contained in our Insider Trading Policy. Any Covered Party who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the company should consult with the Appropriate Ethics Contacts before making any such purchase or sale.

E. Protection and Proper Use of Company Assets

All Covered Parties should endeavor to protect the company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-company business, though incidental personal use may be permitted.

The obligation of a Covered Party to protect the company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering, manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate company policy. It could also be illegal and result in civil or even criminal penalties.

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F. Reporting any Illegal or Unethical Behavior

Each Covered Party is encouraged to talk to the Appropriate Ethics Contact about illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the company not to allow retaliation for reports of misconduct by others made in good faith by a Covered Party. Covered Parties are expected to cooperate in internal investigations of misconduct, a failure of which may be deemed grounds for termination or suspension of employment.

G. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     -- Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
     -- Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
     -- Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
     -- Discuss the problem with the Audit Committee, or if there is no Audit Committee, the Board of Directors. This is the basic guidance for all situations.
     -- You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. As stated earlier, the company does not permit retaliation of any kind against employees for good faith reports of ethical violations.
     -- Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

H. Special Ethics Obligations For Employees and Officers with Financial Reporting Obligations

Financial and Accounting Officers and Managers hold an important and elevated role in corporate governance. As a result of this elevated role, Financial and Accounting Officers and Managers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the company's stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which our business is conducted. Financial and Accounting Officers and Mangers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the company's financial organization, and by demonstrating the following:

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Financial and Accounting Officers and Managers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

     -- Encourage professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.
     -- Prohibit and eliminate the occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Financial and Accounting Officers and Managers.
     -- Provide a mechanism for members of the finance organization to inform the Audit Committee, or if there is no Audit Committee, the Board of Directors, of deviations in practice from policies and procedures governing honest and ethical behavior.

Financial and Accounting Officers and Managers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

     -- Business transactions, expenses, and requests for reimbursement of expenses are properly authorized, and to the extent required, completely and accurately recorded on the company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.
     -- The retention or proper disposal of company records shall be in accordance with applicable legal and regulatory requirements.
     -- Periodic financial communications and reports will be delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significant and consequence.

I. Amendment, Modification and Waiver

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Audit Committee, or if we do not have an Audit Committee, our Board of Directors. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange.




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                                    EXHIBIT A
                                    ---------

                           Appropriate Ethics Contact
                           --------------------------

iVoice, Inc. Audit Committee(1)
c/o iVoice, Inc.
750 Highway 34
Matawan, NJ 07747

----------------------

(1) If there is no Audit Committee, communications addressed to the Audit Committee will be given to each member of the Company's Board of Directors.

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